SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549




                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 3)*


                            EQUITY MARKETING, INC.

                  ----------------------------------------
                              (Name of Issuer)

                       COMMON STOCK, $.001 PAR VALUE
                  -----------------------------------------
                       (Title of Class of Securities)

                               294724 10 9
                              (CUSIP NUMBER)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                               Page 1 of 6 Pages


CUSIP No. 294724 10 9               13G        Page  2  of  6  Pages



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stephen P. Robeck**

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a)     [   ]
                                                   (b)     [   ]
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                 5       SOLE VOTING POWER

NUMBER OF                1,358,750 shares**

SHARES           6       SHARED VOTING POWER

BENEFICIALLY

OWNED BY EACH
                 7       SOLE DISPOSITIVE POWER
REPORTING

PERSON WITH              1,358,750 shares**

                 8       SHARED DISPOSITIVE POWER


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,358,750 shares**

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)    [   ]
         EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         22.7%

12       TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

** Stephen Robeck transferred record ownership of 1,353,750 shares to the Robeck 1997 Trust. Mr. Robeck and his wife are co-trustees of the Robeck 1997 Trust and have sole voting power and disposition power over such shares.

                                               Page 2 of 6 Pages

ITEM 1.          (A)    NAME OF ISSUER.

                        Equity Marketing, Inc.

                 (B)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                        131 South Rodeo Drive
                        Beverly Hills, California 90212

ITEM 2.          (A)    NAME OF PERSON FILING.

                        Stephen P. Robeck

                 (B)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                        RESIDENCE.

                        Principal Business Office:
                        131 South Rodeo Drive
                        Beverly Hills, California 90212

                 (C)    CITIZENSHIP.

                        United States of America

                 (D)    TITLE OF CLASS OF SECURITIES.

                        Common Stock, par value $0.001 per share

                 (E)    CUSIP NUMBER.

                        294724 10 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                Not Applicable

                                               Page 3 of 6 Pages

ITEM 4.         OWNERSHIP.

                (A)     AMOUNT BENEFICIALLY OWNED.

                        1,358,750*

                 (B)    PERCENT OF CLASS.

                        22.7%

                 (C)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                        (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE.

                               1,358,750*

                        (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE.

                               None

                        (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF.

                               1,358,750*

                         (IV)  SHARE POWER TO DISPOSE OR TO DIRECT
                               THE DISPOSITION OF:

                               None

* Stephen Robeck transferred record ownership of 1,353,750 shares to the Robeck 1997 Trust. Mr. Robeck and his wife are co-trustees of the Robeck 1997 Trust and have sole voting power and disposition power over such shares.


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not Applicable

                                               Page 4 of 6 Pages

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON.

                In 1997, Stephen Robeck transferred record ownership of 1,353,750 of the shares reported herein to the Robeck 1997 Trust. Mr. Robeck and his wife are co-trustees of the Robeck 1997 Trust and have sole voting power and disposition power over such shares.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable


ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable


ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable


ITEM 10.        CERTIFICATION.

                Not Applicable

                                               Page 5 of 6 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 February 13, 1998

                                                ---------------------
                                                     (Date)

                                                /S/ Stephen P. Robeck
                                                 ---------------------

                                                       (Signature)


                                                 Stephen P. Robeck
                                                 --------------------
                                                    (Name/Title)

                                 Page 6 of 6 Pages